Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 pertaining to the Innovative Food Holdings, Inc. (“the Company”) 2011 Stock Option Plan and Employment Agreements with Justin Wiernasz, of our report dated March 31, 2022, with respect to the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020 included in its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Liggett & Webb, P.A.

Boynton Beach, Florida

February 28, 2023